Filed Pursuant to Rule 424(b)(2)
Registration No. 333-203664

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.40% Notes due 2021	$400,000,000	99.972%	$399,888,000	$40,268.73
3.30% Notes due 2025	$350,000,000	100.685%	$352,397,500	$35,486.43
Total	$750,000,000			$75,755.16

(1)	The filing fee, calculated in accordance with Rule 457(r) under the Securities Act of 1933, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement.

Prospectus Supplement to Prospectus dated April 27, 2015.

$750,000,000

XCEL ENERGY INC.

$400,000,000, 2.40% Senior Notes, Series due March 15, 2021

$350,000,000, 3.30% Senior Notes, Series due June 1, 2025

This is an offering of $400,000,000 of 2.40% Senior Notes, Series due March 15, 2021 (the “2021 Notes”) and $350,000,000 of 3.30% Senior Notes, Series due June 1, 2025 (the “2025 Notes” and together with the 2021 Notes, the “notes”) to be issued by Xcel Energy Inc., a Minnesota corporation.

We will pay interest on the 2021 Notes on March 15 and September 15 of each year. The first such payment will be made on September 15, 2016. The 2021 Notes will mature on March 15, 2021. We will pay interest on the 2025 Notes on June 1 and December 1 of each year. The first such payment will be made on June 1, 2016. The 2025 Notes will mature on June 1, 2025.

The terms of the 2025 Notes, except for the price to public and issue date, will be the same as the terms of and will be part of the same series as the $250,000,000 principal amount of 3.30% Senior Notes, Series due June 1, 2025 issued by us on June 1, 2015 pursuant to a prospectus supplement dated May 27, 2015. The 2025 Notes offered by this prospectus supplement and the accompanying prospectus will have the same CUSIP number as such other notes and will trade interchangeably with such other notes immediately upon settlement. Upon consummation of this offering, the aggregate principal amount of our 3.30% Senior Notes, Series due June 1, 2025, including the 2025 Notes offered hereby, will be $600,000,000.

The notes will be issued only in denominations of $1,000 and integral multiples thereof. We may redeem either series of the notes at any time, in whole or in part, at the respective redemption prices described in this prospectus supplement. The notes are unsecured, senior obligations of Xcel Energy Inc.

The 2021 Notes will constitute a new issue of securities with no established trading market. We do not intend to apply for listing of either series of the notes on any securities exchange or automated quotation system. Please read the information provided under the caption “Supplemental Description of the Senior Notes” in this prospectus supplement and under the caption “Description of Senior Debt Securities” in the accompanying prospectus for a more detailed description of the notes.

Investing in the notes involves risks. See “Risk Factors” on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Underwriting Discount	Proceeds to Us (2)
Per 2.40% Senior Note, Series due March 15, 2021	99.972%	0.600%	99.372%
Total	$399,888,000	$2,400,000	$397,488,000
Per 3.30% Senior Note, Series due June 1, 2025	100.685%	0.650%	100.035%
Total	$352,397,500	$2,275,000	$350,122,500

(1)	Plus accrued interest, if any, from March 8, 2016 for the 2021 Notes. Plus accrued interest from December 1, 2015 to the date of settlement for the 2025 Notes, which must be paid by the purchasers of the 2025 Notes offered hereby. The total amount of accrued interest on March 8, 2016 will be $8.89 per $1,000 principal amount of 2025 Notes.
(2)	Before deduction of expenses payable by us estimated at $1,000,000 in the aggregate.

The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company, on or about March 8, 2016.

Joint Book-Running Managers

Barclays	BNP PARIBAS	Morgan Stanley
MUFG		Wells Fargo Securities

Prospectus Supplement dated March 3, 2016.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering in this prospectus supplement. The second part, the base shelf prospectus, gives more general information, some of which may not apply to the notes we are offering in this prospectus supplement. The accompanying base shelf prospectus dated April 27, 2015 is referred to as the “accompanying prospectus” in this prospectus supplement.

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone to provide you with different information and, if given, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the date on the front of those documents.

If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement.

Prospectus Supplement

Prospectus

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents they incorporate by reference contain statements that are not historical fact and constitute “forward-looking statements.” When we use words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures;

•	the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of past or future terrorist attacks;

•	trade, monetary, fiscal, taxation and environmental policies of governments, agencies and similar organizations in geographic areas where we have a financial interest;

•	customer business conditions, including demand for their products or services and supply of labor and materials used in creating their products and services;

•	financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission, or the “SEC”, the Federal Energy Regulatory Commission, and similar entities with regulatory oversight;

•	availability or cost of capital such as changes in: interest rates; market perceptions of the utility industry, us or any of our subsidiaries; or security ratings;

•	factors affecting utility and nonutility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, maintenance or repairs; unanticipated changes to fossil fuel, nuclear fuel or natural gas supply costs or availability due to higher demand, shortages, transportation problems or other developments; nuclear or environmental incidents; cyber incidents; or electric transmission or natural gas pipeline constraints;

•	employee workforce factors, including loss or retirement of key executives, collective bargaining agreements with union employees, or work stoppages;

•	increased competition in the utility industry or additional competition in the markets served by us and our subsidiaries;

•	state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the electric and natural gas markets; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of investments made under traditional regulation; nature of competitors entering the industry; retail wheeling; a new pricing structure; and former customers entering the generation market;

•	environmental laws and regulations, including legislation and regulations relating to climate change, and the associated cost of compliance;

•	rate-setting policies or procedures of regulatory entities, including environmental externalities, which are values established by regulators assigning environmental costs to each method of electricity generation when evaluating generation resource options;

•	nuclear regulatory policies and procedures, including operating regulations and spent nuclear fuel storage;

•	social attitudes regarding the utility and power industries;

•	cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

•	technological developments that result in competitive disadvantages and create the potential for impairment of existing assets;

•	risks associated with implementations of new technologies; and

•	other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly disseminated written documents.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties associated with forward-looking statements are discussed in detail under “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in other documents on file with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. You may obtain copies of these documents as described in the accompanying prospectus under the caption “Where You Can Find More Information.”

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

PROSPECTUS SUPPLEMENT SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in the notes offered by this prospectus supplement. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under the caption “Where You Can Find More Information” in the accompanying prospectus. In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, the “Company,” “we,” “us” and “our” refer to Xcel Energy Inc., a Minnesota corporation.

The Company

We are a public utility holding company with four utility subsidiaries: (i) Northern States Power Company, a Minnesota corporation, which provides electric utility service to approximately 1.4 million customers in Minnesota, North Dakota and South Dakota and natural gas utility service to approximately 0.5 million customers in Minnesota and North Dakota; (ii) Northern States Power Company, a Wisconsin corporation, which provides electric utility service to approximately 256,000 customers and natural gas utility service to approximately 112,000 customers in northwestern Wisconsin and the western portion of the Upper Peninsula of Michigan; (iii) Public Service Company of Colorado, a Colorado corporation, which provides electric utility service to approximately 1.4 million customers and natural gas utility service to approximately 1.4 million customers in Colorado; and (iv) Southwestern Public Service Company, a New Mexico corporation, which provides electric utility service to approximately 389,000 retail customers in Texas and New Mexico.

We were incorporated in 1909 under the laws of Minnesota. Our principal executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401, and our telephone number at that location is (612) 330-5500. Our web site is http://www.xcelenergy.com. Except for documents incorporated by reference into this prospectus, no information contained in, or that can be accessed through, our web site is to be considered as part of this prospectus.

The Offering

The following summary contains basic information about this offering. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including “Supplemental Description of the Senior Notes,” and the accompanying prospectus, including “Description of Senior Debt Securities,” and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Issuer	Xcel Energy Inc.

Securities Offered	$400,000,000 principal amount of 2.40% Senior Notes, Series due March 15, 2021, or the “2021 Notes”.

$350,000,000 principal amount of 3.30% Senior Notes, Series due June 1, 2025, or the “2025 Notes”.

Maturity	March 15, 2021 for the 2021 Notes.

June 1, 2025 for the 2025 Notes.

Interest Rate	2.40% per year for the 2021 Notes.

3.30% per year for the 2025 Notes.

Interest Payment Dates	Interest on the 2021 Notes will be payable on March 15 and September 15 of each year, beginning on September 15, 2016.

Interest on the 2025 Notes will accrue from December 1, 2015, the last date on which interest was paid on the notes of the same series previously issued. Interest on the 2025 Notes will be payable on June 1 and December 1 of each year, beginning on June 1, 2016.

Ranking	Each series of the notes will be our unsecured and unsubordinated obligations. The notes will rank on a parity in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and will rank senior to any of our subordinated indebtedness. As of December 31, 2015, our unsecured and unsubordinated indebtedness was approximately $2.3 billion. The senior debt securities will be effectively subordinated to any of our secured indebtedness, as to the assets securing such indebtedness. As of December 31, 2015, we had no secured indebtedness.

The notes are structurally subordinated to all existing and future obligations of our subsidiaries. As of December 31, 2015, our subsidiaries had approximately $25.6 billion of indebtedness and other liabilities outstanding.

Optional Redemption	At any time prior to February 15, 2021 (one month prior to the maturity date of the 2021 Notes), we may redeem, in whole or in part, the 2021 Notes, at a “make whole” redemption price equal to the greater of (1) 100% of the principal amount of such 2021 Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2021 Notes being redeemed that would be due if such 2021 Notes matured on February 15, 2021 (excluding the portion of any such accrued and unpaid interest to but excluding the date fixed for redemption), discounted to but excluding the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below) plus 20 basis points, plus, in each case, accrued and unpaid interest thereon to but excluding the date fixed for redemption. At any time on or after February 15, 2021, we may redeem, in whole or in part, the 2021 Notes, at 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to but excluding the date fixed for redemption.

At any time prior to December 1, 2024 (six months prior to the maturity date of the 2025 Notes), we may redeem, in whole or in part, the 2025 Notes, at a “make whole” redemption price equal to the greater of (1) 100% of the principal amount of such 2025 Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Notes being redeemed that would be due if such 2025 Notes matured on December 1, 2024 (excluding the portion of any such accrued and unpaid interest to but excluding the date fixed for redemption), discounted to but excluding the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below) plus 20 basis points, plus, in each case, accrued and unpaid interest thereon to but excluding the date fixed for redemption. At any time on or after December 1, 2024, we may redeem, in whole or in part, the 2025 Notes, at 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to but excluding the date fixed for redemption.

We may redeem, in whole or in part, one series of the notes offered hereby without redeeming the other series.

Sinking Fund	None.

Reopening of the Series	We may, from time to time, without the consent of the holders of the applicable series of notes offered hereby, reopen either or both series of the notes and issue additional notes of the applicable series with the same terms (including maturity and interest payment terms) as the notes offered hereby except for the price to public and issue date. Any such additional notes, together with the notes of the applicable series previously offered and offered hereby, will constitute a single series under the Indenture.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes to fund the repayment at maturity of our $450 million of 0.75% Senior Notes, Series due May 9, 2016, to repay short-term debt borrowings and for other general corporate purposes. As of December 31, 2015, we had $846 million of short-term borrowings outstanding on a consolidated basis, which included $584 million of short-term borrowings outstanding at the Company. Until the net proceeds from the sale of the notes have been used, we may invest them temporarily in interest-bearing obligations. See “Use of Proceeds” for more information.

Conflicts of Interest	Certain of the underwriters or their affiliates may hold a portion of the commercial paper that we intend to repay using the net proceeds of this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive more than 5% of the net proceeds of this offering. In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the notes in accordance with Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. or “FINRA”. See “Underwriting—Conflicts of Interest” in this prospectus supplement.

Trustee	Wells Fargo Bank, National Association.

Governing Law	The indenture is, and the notes will be, governed by and construed in accordance with the laws of the State of Minnesota.

RISK FACTORS

You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under the caption “Item 1A Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, as modified by our other SEC filings filed after such Annual Report, before purchasing the notes offered by this prospectus supplement. Those risks and the risks set forth below are those that we consider to be the most significant to your decision whether to invest in the notes. If any of the events described therein or set forth below occurs, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the notes, and this could result in your losing all or part of your investment.

Risks Related to the Notes

Any lowering of the credit ratings on the notes would likely reduce their value.

As described under the caption “Item 1A Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, our credit ratings could be lowered or withdrawn entirely by a rating agency in the future. Any lowering of the credit ratings on our notes would likely reduce the value of the notes offered by this prospectus supplement.

We must rely on cash from our subsidiaries to make payments on the notes.

We are a holding company and thus our investments in our subsidiaries are our primary assets. Substantially all of our operations are conducted by our subsidiaries. Consequently, our operating cash flow and our ability to service our indebtedness depends upon the operating cash flow of our subsidiaries and the payment of funds by them to us in the form of dividends. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to our obligations or to make any funds available for that purpose, whether by dividends or otherwise. In addition, each subsidiary’s ability to pay dividends to us depends on any statutory and/or contractual restrictions that may be applicable to such subsidiary, which may include requirements to maintain minimum levels of equity ratios, working capital or other assets.

Our utility subsidiaries are regulated by various state utility commissions which generally possess broad powers to ensure that the needs of the utility customers are being met. To the extent that the state commissions attempt to impose restrictions on the ability of our utility subsidiaries to pay dividends to us, it could adversely affect our ability to make payments on the notes.

As a holding company, our ability to participate in any distribution of assets of a subsidiary is structurally subordinate to the claims of creditors of the subsidiary. As of December 31, 2015, our subsidiaries had approximately $25.6 billion of indebtedness and other liabilities outstanding.

We cannot assure you that there will be an active public market for the notes offered hereby.

Although the notes offered by this prospectus supplement generally may be resold or otherwise transferred by holders who are not our affiliates, prior to this offering, there has been no public market for the 2021 Notes offered hereby. We have been advised by the underwriters that they may make a market in both series of the notes offered hereby, but they have no obligation to do so and may discontinue market making at any time for either or both series without providing notice. There can be no assurance that a market for either or both series of the notes offered hereby will develop or, if it does develop, that it will continue. If an active public market does not develop, the market price and liquidity of the notes may be adversely affected. Furthermore, we do not intend to apply for listing of either series of the notes offered hereby on any securities exchange or automated quotation system.

USE OF PROCEEDS

We estimate that our proceeds from the sale of the notes, less the underwriting discount and other offering expenses payable by us (and not including the amount of accrued interest paid by the purchasers of the 2025 Notes), will be approximately $746,610,500. We intend to use the net proceeds from the sale of the notes to fund the repayment at maturity of our $450 million of 0.75% Senior Notes, Series due May 9, 2016, to repay short-term debt borrowings and for other general corporate purposes. As of December 31, 2015, we had $846 million of short-term borrowings outstanding on a consolidated basis, which included $584 million of short-term borrowings outstanding at the Company, with a weighted average annual interest rate of 0.82%. Until the net proceeds from the sale of the notes have been used, we may invest them temporarily in interest-bearing obligations.

RATIO OF CONSOLIDATED EARNINGS TO CONSOLIDATED FIXED CHARGES

The table below sets forth our ratio of consolidated earnings to consolidated fixed charges for the periods indicated.

	Year Ended December 31,
	2015	2014	2013	2012	2011
Ratio of consolidated earnings to consolidated fixed charges	3.2	3.3	3.1	2.8	2.8

For purposes of computing the ratios of earnings to fixed charges, (1) earnings consist of pre-tax income from continuing operations before adjustment for income or loss from equity investees plus fixed charges and distributed income of equity investees; and (2) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, have been derived from our audited financial statements and the related notes. The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited and unaudited consolidated financial statements and related notes and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2015, which we incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus. The historical financial information may not be indicative of our future performance.

	Year ended December 31,
	2015	2014	2013
	(Thousands of Dollars)
Consolidated Statements of Income Data:
Operating revenues	$11,024,486	$11,686,135	$10,914,922
Operating expenses	9,023,974	9,738,005	9,067,367

Operating income	2,000,512	1,948,130	1,847,555

Other income	95,726	125,197	120,675
Interest charges and financing costs	569,034	528,206	536,020
Income taxes	542,719	523,815	483,976

Net income	$984,485	$1,021,306	$948,234

		December 31,
		2015	2014
		(Thousands of Dollars)
Consolidated Balance Sheet Data:
Current assets		$2,910,445	$3,364,380
Property, plant and equipment, net		31,205,851	28,756,916
Other assets		4,937,239	4,836,588

Total assets		$39,053,535	$36,957,884

Current portion of long-term debt		$657,021	257,726
Short-term debt		846,000	1,019,500
Other current liabilities		2,555,276	2,787,357

Total current liabilities		4,058,297	4,064,583

Deferred credits and other liabilities		11,903,599	11,179,185
Long-term debt		12,490,719	11,499,634
Common stockholders’ equity		10,600,920	10,214,482

Total liabilities and equity		$39,053,535	$36,957,884

SUPPLEMENTAL DESCRIPTION OF THE SENIOR NOTES

Please read the following information concerning the notes in conjunction with the statements under “Description of Senior Debt Securities” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Indenture dated December 1, 2000, as supplemented (the “Indenture”), between us and Wells Fargo Bank, National Association, as trustee (the “Trustee”), including Supplemental Indenture No. 8, dated as of June 1, 2015 with respect to the 2025 Notes and Supplemental Indenture No. 9, to be dated as of March 1, 2016, with respect to the 2021 Notes. The Indenture is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the notes are being offered and sold. As of December 31, 2015, there were seven series of debt securities in an aggregate principal amount of approximately $2.3 billion outstanding under the Indenture.

General

We will offer $400,000,000 principal amount of the 2021 Notes, as a series of notes under the Indenture. The entire principal amount of the 2021 Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 15, 2021.

We will offer $350,000,000 principal amount of the 2025 Notes. The terms of the 2025 Notes, except for the price to public and issue date, will be the same as the terms of and will be part of the same series as the $250,000,000 principal amount of 3.30% Senior Notes, Series due June 1, 2025 issued by us on June 1, 2015 pursuant to a prospectus supplement dated May 27, 2015. The 2025 Notes offered by this prospectus supplement and the accompanying prospectus will have the same CUSIP number as such other notes and will trade interchangeably with such other notes immediately upon settlement. Upon consummation of this offering, the aggregate principal amount of our 3.30% Senior Notes, Series due June 1, 2025, including the 2025 Notes offered hereby, will be $600,000,000. The entire principal amount of the 2025 Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 1, 2025.

Interest Payments

The 2021 Notes will bear interest at the annual rate set forth on the cover page of this prospectus supplement from March 8, 2016, payable semi-annually on March 15 and September 15, beginning September 15, 2016, to the person in whose name the note is registered at the close of business on the March 1 and September 1 immediately preceding such March 15 and September 15.

The 2025 Notes will bear interest at the annual rate of 3.30%, payable semi-annually on June 1 and December 1, beginning June 1, 2016, to the person in whose name the note is registered at the close of business on the May 15 and November 15 immediately preceding such June 1 and December 1. Interest on the 2025 Notes will accrue from December 1, 2015, the last date on which interest was paid on the notes of the same series previously issued.

So long as the notes are in book-entry only form, we will wire any payments of principal, interest and premium to the Depository (as defined in the accompanying prospectus under the caption “Description of Senior Debt Securities”) or its nominee. See “Book-Entry System” in the accompanying prospectus for a discussion of the procedures for payment to the beneficial owners. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months.

Reopening of Series

We may, from time to time, without the consent of the holders of the applicable series of notes offered hereby, reopen either or both series of the notes and issue additional notes of the applicable series with the same terms (including maturity and interest payment terms) as the notes offered hereby except for the price to public and issue date. Any such additional notes, together with the notes of the applicable series offered hereby, will constitute a single series under the Indenture.

Optional Redemption

We may redeem, in whole or in part, one series of the notes offered hereby without redeeming the other series.

2021 Notes

At any time prior to February 15, 2021 (one month prior to the maturity date of the 2021 Notes), we may redeem, in whole or in part, the 2021 Notes, at a “make whole” redemption price equal to the greater of (1) 100% of the principal amount of such 2021 Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2021 Notes being redeemed that would be due if such 2021 Notes matured on February 15, 2021 (excluding the portion of any such accrued and unpaid interest to but excluding the date fixed for redemption), discounted to but excluding the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below) plus 20 basis points, plus, in each case, accrued and unpaid interest thereon to but excluding the date fixed for redemption. At any time on or after February 15, 2021, we may redeem, in whole or in part, the 2021 Notes, at 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to but excluding the date fixed for redemption.

For purposes of these redemption provisions with respect to the 2021 Notes, the following terms have the following meanings:

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 2021 Notes being redeemed (assuming, for this purpose, that the 2021 Notes matured on February 15, 2021) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2021 Notes.

“Comparable Treasury Price” means with respect to any redemption date of the 2021 Notes, (1) the average of the Reference Treasury Dealer Quotations for such date fixed for redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations for such date fixed for redemption, or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means each of Barclays Capital Inc., BNP Paribas Securities Corp., Mitsubishi UFJ Securities (USA), Inc., Morgan Stanley & Co. LLC or Wells Fargo Securities, LLC or their respective successors or, if such firms or their successors are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Primary Treasury Dealer” means any primary U.S. Government securities dealer in the United States.

“Reference Treasury Dealer” means (1) each of Barclays Capital Inc., BNP Paribas Securities Corp., or Morgan Stanley & Co. LLC, and a Primary Treasury Dealer selected by each of Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC and any other Primary Treasury Dealer designated by, and not affiliated with, Barclays Capital Inc., BNP Paribas Securities Corp., Mitsubishi UFJ Securities (USA), Inc., Morgan Stanley & Co. LLC or Wells Fargo Securities, LLC and their respective successors, provided, however, that if any of the foregoing or any of their respective designees ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealer selected by us after consultation with an Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., Eastern time, on the third business day preceding the date fixed for redemption.

“Treasury Yield” means, with respect to any date fixed for redemption, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Yield will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date fixed for redemption. The Treasury Yield will be calculated on the third business day preceding the date fixed for redemption.

2025 Notes

At any time prior to December 1, 2024, we may redeem, in whole or in part, the 2025 Notes, at a “make whole” redemption price equal to the greater of (1) 100% of the principal amount of such 2025 Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Notes being redeemed that would be due if such 2025 Notes matured on December 1, 2024 (excluding the portion of any such accrued and unpaid interest to but excluding the date fixed for redemption), discounted to but excluding the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below) plus 20 basis points, plus, in each case, accrued and unpaid interest thereon to but excluding the date fixed for redemption. At any time on or after December 1, 2024, we may redeem, in whole or in part, the 2025 Notes, at 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to but excluding the date fixed for redemption.

For purposes of these redemption provisions with respect to the 2025 Notes, the following terms have the following meanings:

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 2025 Notes being redeemed (assuming, for this purpose, that the 2025 Notes matured on December 1, 2024) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2025 Notes.

“Comparable Treasury Price” means with respect to any redemption date of the 2025 Notes, (1) the average of the Reference Treasury Dealer Quotations for such date fixed for redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations for such date fixed for redemption, or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means each of Barclays Capital Inc., J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated or their respective successors or, if such firms or their successors are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Primary Treasury Dealer” means any primary U.S. Government securities dealer in the United States.

“Reference Treasury Dealer” means (1) each of Barclays Capital Inc., J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated and any other Primary Treasury Dealer designated by, and not affiliated with, Barclays Capital Inc., J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, provided, however, that if any of the foregoing or any of their respective designees ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealer selected by us after consultation with an Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., Eastern time, on the third business day preceding the date fixed for redemption.

“Treasury Yield” means, with respect to any date fixed for redemption, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Yield will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date fixed for redemption. The Treasury Yield will be calculated on the third business day preceding the date fixed for redemption.

Redemption Procedures

If we elect to redeem less than all of a series of the notes, the Trustee will select, in such manner as it deems fair and appropriate (and in accordance with the procedures of the Depository), the particular notes of such series or portions of them to be redeemed. Notice of redemption will be given by mail not less than 30 days or more than 60 days prior to the date fixed for redemption to the holders of the applicable series of the notes to be redeemed (which, as long as the notes are held in the book-entry only system, will be the Depository, its nominee or a successor depository). On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the notes or the portions of them so called for redemption will cease to accrue.

Sinking Fund

Neither series of the notes will provide for any sinking fund.

Form and Denomination

Each series of the notes will be issued as one or more global notes in the name of the Depository or a nominee of the Depository and will be available only in book-entry form. See below and “Book-Entry System” in the accompanying prospectus. The notes of each series are available for purchase in denominations of $1,000 and integral multiples thereof.

Events of Default

See “Description of Senior Debt Securities—Events of Default and Remedies” in the accompanying prospectus.

Same-Day Settlement and Payment

The underwriters will pay us and settle for the notes in immediately available funds. We will make all payments of principal and interest in immediately available funds.

The notes will trade in DTC’s (as defined in the accompanying prospectus under the caption “Description of Senior Debt Securities”) same-day funds settlement system until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Governing Law

The Indenture is, and the notes will be, governed by and construed in accordance with the laws of the State of Minnesota.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the purchase, beneficial ownership and disposition of the notes offered by this prospectus supplement. This summary is based on the U.S. Internal Revenue Code of 1986, as amended, or the “Code”, Treasury regulations promulgated thereunder, or “Treasury Regulations”, administrative pronouncements of the U.S. Internal Revenue Service, or “IRS”, and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below. We will not seek a ruling from the IRS with respect to the matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor’s circumstances and does not discuss any aspect of U.S. federal tax law other than income tax law or any state, local or non-U.S. tax consequences of the purchase, beneficial ownership and disposition of the notes. This summary addresses only notes purchased for cash pursuant to this offering at the offer price set forth on the front cover hereof and held as capital assets and does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as:

•	traders in securities electing mark-to-market treatment or securities dealers or brokers;

•	banks, thrifts or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•	retirement plans;

•	persons holding our notes as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	partnerships or other pass-through entities and investors therein;

•	persons required to pay the alternative minimum tax;

•	certain former citizens or former residents of the United States;

•	U.S. persons who invest in foreign corporations that are classified as “passive foreign investment companies” or “controlled foreign corporations” for U.S. federal income tax purposes that purchase the notes; or

•	“U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

As used herein, a “U.S. Holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person.

A “Non-U.S. Holder” is any beneficial owner of the notes that is neither a U.S. Holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding notes, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by the partnership.

Applying the Treasury regulations related to “qualified reopenings,” we intend to treat the 2025 Notes offered by this prospectus supplement as issued pursuant to a “qualified reopening” of our existing 3.30% Senior Notes, Series due June 1, 2025. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Accordingly, notwithstanding anything to the contrary in this prospectus supplement, for U.S. federal income tax purposes, the 2025 Notes offered hereby have the same issue date, June 1, 2015, and issue price, 99.587%, as the existing 3.30% Senior Notes, Series due June 1, 2025. The remainder of this discussion assumes that the 2025 Notes offered hereby will be treated as a part of the same issue as the existing 3.30% Senior Notes, Series due June 1, 2025.

THE DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest. Interest on notes (excluding any amounts received that are allocated to the return of pre-issuance accrued interest on the 2025 Notes, as described below under “— Pre-Issuance Accrued Interest”) generally will be taxable to a U.S. Holder as ordinary income from U.S. sources at the time that such interest is paid or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

It is expected, and this discussion assumes, that the notes will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes.

Pre-Issuance Accrued Interest. A portion of the price paid for the 2025 Notes issued pursuant to this offering will be allocable to interest that accrued prior to the date the 2025 Notes are purchased (“pre-issuance accrued interest”). Accordingly, we intend to take the position that a portion of the first stated interest payment equal to the amount of such pre-issuance accrued interest will be treated as a nontaxable return of such pre-issuance accrued interest to the U.S. Holder and will reduce the U.S. Holder’s adjusted tax basis in the 2025 Notes by a corresponding amount. All references to interest in the remainder of this discussion exclude references to pre-issuance accrued interest.

Amortizable Bond Premium. A U.S. Holder will acquire notes with amortizable bond premium if the U.S. Holder purchases notes for a price (excluding any amount attributable to pre-issuance accrued interest) in excess of the stated principal amount of the notes. A U.S. Holder may elect under section 171 of the Code to amortize bond premium under the constant yield method over the remaining term of the notes. If a U.S. Holder makes this election, it will apply to all taxable debt instruments having amortizable bond premium that the holder owns or subsequently acquires and may not be revoked without the consent of the IRS. Amortizable bond premium will be treated as an offset to interest income on the notes rather than as a separate item of deduction. If a U.S. Holder does not elect to amortize bond premium then that premium will decrease the gain or increase the loss otherwise recognized on a disposition of the notes.

Sale, Retirement or Other Taxable Disposition of Notes. Upon the sale, retirement or other taxable disposition of notes, a U.S. Holder generally will recognize U.S.-source gain or loss equal to the difference between the amount realized upon the sale, retirement or other taxable disposition (other than amounts representing accrued and unpaid qualified stated interest, which will be taxable as ordinary interest income to the extent not previously included in gross income) and the U.S. Holder’s adjusted tax basis in the notes. In general, the U.S. Holder’s adjusted tax basis in the notes will equal the U.S. Holder’s initial investment in notes (other than amounts attributable to pre-issuance accrued interest, as described above under “— Pre-Issuance Accrued Interest”), reduced by any cash payments previously received in respect of the notes (other than qualified stated interest payments) and by any amortizable bond premium previously amortized. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, retirement or other taxable disposition the notes have been held for more than one year. Under current U.S. federal income tax law, certain non-corporate U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. Holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which, in the case of individuals, will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its interest income from the notes and net gain from the disposition of the notes, unless such interest income and net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income may, however, be reduced by properly allocable deductions to such income. U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to their income and gains from the notes.

U.S. Federal Income Taxation of Non-U.S. Holders

Subject to the discussion below concerning backup withholding and FATCA:

(a) Payments of interest on the notes by us or our paying agent to any Non-U.S. Holder generally will be exempt from the 30% U.S. federal withholding tax (or lower applicable treaty rate), provided certain certification requirements are met and federal income tax, provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if a tax treaty applies, is not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); and

•	the certification requirement has been fulfilled with respect to the beneficial owner, as discussed below.

The certification requirement referred to above will be fulfilled if (i) the beneficial owner of the notes certifies on a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, under penalties of perjury, that such beneficial owner is not a U.S. person, provides its name and address and certifies the other relevant factual information supporting its exemption, and (ii) the beneficial owner files IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form with the paying agent, or in the case of notes held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers’ securities in the ordinary course of its trade or business, such financial institution files with the paying agent a statement that it has received the IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, from the beneficial owner and furnishes the paying agent with a copy. Prospective investors should consult their tax advisors regarding possible additional reporting requirements.

(b) A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale, redemption, retirement or other taxable disposition of the notes, unless:

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States).

If a Non-U.S. Holder is described in the first bullet in paragraph (b) above, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which such Non-U.S. Holder’s capital gains allocable to United States sources, including gain from such disposition, exceed any capital losses allocable to United States sources, except as otherwise required by an applicable income tax treaty.

To the extent the amount realized on a sale, redemption, retirement or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, this amount generally will be treated in the same manner as described in paragraph (a) above.

With regard to paragraphs (a) and (b) above, if a Non-U.S. Holder of notes is engaged in the conduct of a trade or business in the United States, and interest on the notes, or gain realized on its sale, retirement or other taxable disposition of the notes is effectively connected with the conduct of such trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to U.S. federal income tax on its effectively connected income, generally in the same manner as a U.S. Holder (but without regard to the Medicare tax described above). See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders” above. In addition, a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable tax treaty) on its effectively connected earnings and profits, subject to certain adjustments. In lieu of the IRS forms described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the paying agent a properly executed IRS Form W-8ECI or applicable successor form to claim an exemption from withholding.

Backup Withholding and Information Reporting

U.S. Holders. In general, a U.S. Holder (other than an exempt recipient) will be subject to information reporting requirements with respect to payments of principal and interest in respect of, and the proceeds from a sale, redemption or other disposition before maturity of the notes. In addition, a U.S. Holder may be subject to backup withholding on such payments if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the payor; (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) otherwise fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders. In general, we or our paying agent must report to the IRS and to a Non-U.S. Holder the amount of interest on the notes paid to the Non-U.S. Holder and the amount of U.S. federal withholding tax, if any, deducted from those payments. Copies of the information returns reporting such interest payments and any associated U.S. federal withholding tax also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments that we make on the notes provided that we or our paying agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, and we or our paying agent has received from the Non-U.S. Holder an appropriate certification establishing non-U.S. status or other exemption from backup withholding (i.e., IRS Form W-8BEN or W-8BEN-E, as applicable, W-8ECI or other applicable IRS Form W-8). Information reporting and, depending on the circumstances, backup withholding will apply to the payment of the proceeds of a sale of notes that is effected within the United States or effected outside the United States through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder certifies under penalty of perjury as to its non-U.S. status, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. Non-U.S. Holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if applicable.

FATCA

Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” foreign financial institutions (which term includes most foreign banks, hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source interest) and also include the entire gross proceeds from the sale or other disposition of any debt instruments of U.S. issuers, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Under the applicable final Treasury regulations, withholding under FATCA, if required, generally will apply to payments of U.S.-source interest on the 2021 Notes and 2025 Notes, although withholding will be deferred until January 1, 2019 for gross proceeds from dispositions of the notes. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States pursuant to FATCA may be subject to different rules with respect to information reporting and related requirements.

We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld pursuant to FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

The preceding discussion of material U.S. federal income tax consequences is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of notes, including the applicability and effect of any U.S. federal non-income, state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the respective principal amounts of notes set forth opposite its name below.

Underwriters	Principal Amount of 2021 Notes	Principal Amount of 2025 Notes
Barclays Capital Inc.	$80,000,000	$70,000,000
BNP Paribas Securities Corp.	80,000,000	70,000,000
Mitsubishi UFJ Securities (USA), Inc.	80,000,000	70,000,000
Morgan Stanley & Co. LLC	80,000,000	70,000,000
Wells Fargo Securities, LLC	80,000,000	70,000,000

Total	$400,000,000	$350,000,000

The underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of the notes are purchased. The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered by this prospectus supplement are subject to the approval of specified legal matters by their counsel and several other specified conditions. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have advised us that they propose to offer each series of the notes offered by this prospectus supplement to the public at the respective initial public offering prices set forth on the cover of this prospectus supplement for the applicable series of the notes and may offer the notes to certain securities dealers at such price less a concession not in excess of 0.35% of the principal amount of the 2021 Notes and 0.40% of the principal amount of the 2025 Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the 2021 Notes and 0.25% of the principal amount of the 2025 Notes on sales to certain other brokers and dealers. After the initial offering of the notes, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

Paid by the Company
Per 2021 Note	0.600%
Per 2025 Note	0.650%

We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $1,000,000.

The 2021 Notes are a new issue of securities with no established trading market. The 2025 Notes offered by this prospectus supplement will trade interchangeably with the $250,000,000 principal amount of 3.30% Senior Notes, Series due June 1, 2025 issued by us on June 1, 2015 pursuant to a prospectus supplement dated May 27, 2015. The underwriters have informed us that they may make a market in the notes from time to time. The underwriters are not obligated to do this, and they may discontinue this market making for either or both series of the notes at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the notes or that an active market for the notes will develop. We do not intend to apply for listing of either series of the notes on any securities exchange or automated quotation system.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of either or both series of the notes. Specifically, the underwriters may sell a greater number of notes than they are required to purchase in connection with the offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. Neither we nor any of the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. The underwriters are not required to engage in any of these transactions and may end any of them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such other underwriter in stabilizing or short-covering transactions.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that each underwriter may be required to make in respect thereof.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in other investment banking or commercial banking transactions with us and our affiliates, including acting as lenders under our loan facilities and those of some of our affiliates. They have received or will receive customary fees and commissions for these transactions. Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, National Association, the trustee under the indenture governing the notes.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their respective affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. A typical hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

No action has been or will be taken by us in any jurisdiction other than in the United States that would permit a public offering of the notes or the possession, circulation or distribution of any material relating to us in any jurisdiction where action for such purpose is required. The notes may not be offered or sold, directly or indirectly, nor may any offering material or advertisement in connection with the notes (including this prospectus supplement and any amendment or supplement hereto) be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Conflicts of Interest

Certain of the underwriters or their affiliates may hold a portion of the commercial paper that we intend to repay using the net proceeds of this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive at least 5% of the net proceeds of the offering, and in that case such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the notes in accordance with FINRA Rule 5121. If FINRA Rule 5121 is applicable, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

LEGAL OPINIONS

Legal opinions relating to the validity of the securities being offered by this prospectus supplement will be rendered by our counsel, Scott M. Wilensky, Minneapolis, Minnesota, and certain other legal matters will be passed upon for us by Jones Day, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Hunton & Williams LLP, New York, New York. Scott M. Wilensky is our Executive Vice President and General Counsel and is the beneficial owner of less than 1% of our common stock.

PROSPECTUS

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55401

(612) 330-5500

Senior Debt Securities

Subordinated Debt Securities

Junior Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

Purchase Contracts

Units

We may offer and sell from time to time, in one or more offerings, together or separately, any combination of the securities listed above and described in this prospectus. We may offer and sell these securities to or through one or more underwriters, dealers and/or agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to the securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock trades on the New York Stock Exchange under the symbol “XEL.”

You should carefully consider the risk factors set forth in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission before making any decision to invest in any of the securities described in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 27, 2015.

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ABOUT THIS PROSPECTUS

This document is called a “prospectus” and it provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in the prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the caption “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with the prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a shelf registration process. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You should read the registration statement and the related exhibits and schedules for more information about us and our securities. The registration statement and the related exhibits and schedules can be read at the SEC’s website or at the SEC’s offices. The SEC’s website and street addresses are provided under the caption “Where You Can Find More Information.”

The distribution of this prospectus and the applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and the applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and the applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offering or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including any information incorporated by reference. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in this prospectus and applicable prospectus supplement. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “Xcel Energy,” “we,” “us,” “our,” and “the Company” or similar terms refer to Xcel Energy Inc.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can also obtain copies of the documents at prescribed rates by writing to the Office of Investor Education and Advocacy of the SEC at 100 F Street, N.E., Washington, D.C. 20549.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, from the date of the prospectus until we sell all of the securities:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014;

•	Our Current Reports on Form 8-K filed with the SEC on January 23, 2015, February 3, 2015, February 26, 2015, March 4, 2015, March 9, 2015, March 12, 2015 and March 30, 2015; and

•	The description of our common stock contained in our Form 8-K filed with the SEC on March 13, 2002, our Form 8-K filed with the SEC on August 14, 2008, which describes certain amendments to our Restated Bylaws (“Bylaws”), our Form 8-K filed with the SEC on December 12, 2008 describing the termination of the Stockholder Protection Rights Agreement dated as of December 13, 2000, between us and The Bank of New York Mellon, as successor rights agent, and our Form 8-K filed with the SEC on May 18, 2012, which described amendments to the voting rights of our common stock holders to eliminate cumulative voting.

We will provide, without charge, to each person, including any beneficial owner of our securities to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request these documents from:

Attn: Corporate Secretary

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, MN 55401

(612) 330-5500

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OUR COMPANY

We are a public utility holding company with four utility subsidiaries: (i) Northern States Power Company, a Minnesota corporation, which provides electric utility service to approximately 1.4 million customers in Minnesota, North Dakota and South Dakota and natural gas utility service to approximately 0.5 million customers in Minnesota and North Dakota; (ii) Northern States Power Company, a Wisconsin corporation, which provides electric utility service to approximately 255,000 customers and natural gas utility service to approximately 111,000 customers in northwestern Wisconsin and the western portion of the Upper Peninsula of Michigan; (iii) Public Service Company of Colorado, a Colorado corporation, which provides electric utility service to approximately 1.4 million customers and natural gas utility service to approximately 1.3 million customers in Colorado; and (iv) Southwestern Public Service Company, a New Mexico corporation, which provides electric utility service to approximately 386,000 retail customers in Texas and New Mexico.

We were incorporated in 1909 under the laws of Minnesota. Our principal executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401, and our telephone number at that location is (612) 330-5500. Our web site is http://www.xcelenergy.com. Except for documents incorporated by reference into this prospectus, no information contained in, or that can be accessed through, our web site is to be considered as part of this prospectus.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to add the net proceeds from the sale of the securities described in this prospectus to our general funds and use those proceeds for general corporate purposes, which may include the funding of our operating units and subsidiaries, the repayment of indebtedness, working capital, capital expenditures and acquisitions. The specific allocation of the proceeds of a particular series of the securities will be described in the prospectus supplement.

RATIO OF CONSOLIDATED EARNINGS TO

CONSOLIDATED FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

	Year Ended December 31,
	2014		2013		2012		2011	2010
Ratio of consolidated earnings to consolidated fixed charges	3.3		3.1		2.8		2.8	2.7
Ratio of consolidated earnings to combined fixed charges and preferred stock dividends	3.3	(1)	3.1	(1)	2.8	(1)	2.8	2.7

(1)	No shares of our preferred stock were outstanding during the years ended December 31, 2014, 2013 and 2012.

For purposes of computing the ratio of consolidated earnings to consolidated fixed charges, (1) earnings consist of pre-tax income from continuing operations before adjustment for income or loss from equity investees plus fixed charges and distributed income of equity investees; and (2) fixed charges consist of interest charges, including interest on long-term debt, the interest component on leases, other interest charges and amortization of debt discount, premium and expense.

DESCRIPTION OF SENIOR DEBT SECURITIES

The description below contains summaries of selected provisions of the indenture, including supplemental indentures, under which the senior debt securities (referred to herein as “senior debt securities”) may be issued. These summaries are not complete. The indenture and the form of the supplemental indenture applicable to the senior debt securities have been filed as exhibits to the registration statement. You should read them for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

We are not required to issue future issues of senior indebtedness under the senior indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other senior indebtedness not under this registration statement.

The senior debt securities will be represented either by global senior debt securities registered in the name of The Depository Trust Company, or “DTC,” as depository, or “Depository,” or its nominee, or by securities in certificated form issued to the registered owners, as described in the applicable prospectus supplement. See the information under the heading “Book-Entry System” in this prospectus.

General

The senior debt securities will be issued in one or more new series under an indenture dated as of December 1, 2000 between us and Wells Fargo Bank, National Association, as trustee (the “Senior Debt Trustee”). This indenture, as previously supplemented by supplemental indentures and as may be supplemented by a new supplemental indenture for additional series of debt securities, is referred to in this prospectus as the “Senior Indenture.” As of December 31, 2014, there were five series of senior debt securities in an aggregate principal amount of $1.8 billion outstanding under the Senior Indenture.

The holders of the outstanding senior debt securities do not, and, unless the supplemental indenture that describes a particular series of senior debt securities provides otherwise with respect to that series, the holders of any senior debt securities offered by this prospectus will not, have the right to require us to repurchase the senior debt securities if we become involved in a highly leveraged or change in control transaction. The Senior Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions.

The senior debt securities will be our unsecured and unsubordinated obligations. The senior debt securities will rank on a parity in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and will rank senior to any of our subordinated indebtedness. As of December 31, 2014, we have no junior subordinated debt outstanding and our aggregate unsecured and unsubordinated indebtedness was approximately $1.8 billion. The senior debt securities will be subordinated to any of our secured indebtedness, as to the assets securing such indebtedness. As of December 31, 2014, we had no secured indebtedness.

In addition, the senior debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. We are a holding company and conduct business through our various subsidiaries. As a result, our cash flow and consequent ability to meet our debt obligations primarily depend on the earnings of our subsidiaries, and on dividends and other payments from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the senior debt securities. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the senior debt securities to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary. As of December 31, 2014, our subsidiaries had approximately $24.3 billion of indebtedness and other liabilities outstanding.

The amount of securities that we may issue under the Senior Indenture is not limited. We are not required to issue all senior debt securities of one series at the same time and, unless we indicate otherwise in the applicable prospectus supplement, we may reopen a series for issuances of additional senior debt securities of that series without the consent of the holders of the senior debt securities of that series.

When we offer to sell a particular series of senior debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

•	the title, aggregate principal amount and offering price of that series of senior debt securities;

•	the interest rate or rates, or method of calculation of such rate or rates, on that series, and the date from which the interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for payments of interest;

•	the date on which the senior debt securities of that series will mature;

•	any redemption terms;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the senior debt securities of that series may be repaid, in whole or in part, at the option of the holder thereof;

•	any changes to events of default or covenants; and

•	other specific terms applicable to the senior debt securities of that series.

Any special U.S. federal income tax considerations applicable to senior debt securities sold at an original issue discount and any special U.S. federal income tax or other considerations applicable to any senior debt securities which are denominated in currencies other than U.S. dollars will be described in the prospectus supplement relating to that series of senior debt securities.

Unless we indicate otherwise in the applicable prospectus supplement, the senior debt securities will be denominated in U.S. dollars in minimum denominations of $1,000 and integral multiples thereof.

Registration, Transfer and Exchange

Senior debt securities of any series may be exchanged for other senior debt securities of the same series of any authorized denominations and of a like aggregate principal amount, series and stated maturity and having the same terms and original issue date or dates. (Section 2.6 of the Senior Indenture).

Unless we indicate otherwise in the applicable prospectus supplement, senior debt securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Senior Debt Trustee maintained for that purpose with respect to any series of senior debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Indenture. Any transfer or exchange will be effected if the senior debt securities are duly endorsed by, or accompanied by a written instrument or instruments of transfer in a form satisfactory to the Company and the Senior Debt Trustee and duly executed by the holder of the senior debt security as described in the Senior Indenture. (Section 2.6 of the Senior Indenture).

The Senior Debt Trustee will not be required to exchange or register a transfer of any senior debt securities of a series selected, called or being called for redemption except, in the case of any senior debt security to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.6 of the Senior Indenture). See the information under the heading “Book-Entry System” in this prospectus.

Payment and Paying Agents

Principal, interest and premium, if any, on senior debt securities issued in the form of global senior debt securities will be paid in the manner described below under the heading “Book-Entry System.” Unless we indicate otherwise in the applicable prospectus supplement, interest on senior debt securities that are in the form of certificated senior debt securities will be paid by check mailed to the holder at that person’s address as it appears in the register for the senior debt securities maintained by the Senior Debt Trustee; however, a holder of $10,000,000 or more senior debt securities having the same interest payment dates will be entitled to receive payments of interest by wire transfer to a bank within the continental United States if appropriate wire transfer instructions have been received by the Senior Debt Trustee on or prior to the applicable record date. (Section 2.12 of the Senior Indenture). Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on senior debt securities in the form of certificated senior debt securities will be payable in immediately available funds at the office of the Senior Debt Trustee. (Section 2.12 of the Senior Indenture).

All monies paid by us to a paying agent for the payment of principal, interest or premium, if any, on any senior debt security which remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us and the holder of that senior debt security will thereafter look only to us for payment of that principal, interest or premium. (Section 4.4 of the Senior Indenture).

Events of Default and Remedies

The following constitute events of default under the Senior Indenture:

•	default in the payment of principal and premium, if any, on any security issued under the Senior Indenture when due and payable and continuance of that default for 5 days;

•	default in the payment of interest on any security issued under the Senior Indenture when due and continuance of that default for 30 days;

•	default in the performance or breach of our other covenants or warranties in the securities or in the Senior Indenture and the continuation of that default or breach for 90 days after written notice to us as provided in the Senior Indenture; and

•	specified events of bankruptcy, insolvency or reorganization of our company.

(Section 7.1 of the Senior Indenture).

Acceleration of Maturity. If an event of default occurs and is continuing, either the Senior Debt Trustee or the holders of a majority in principal amount of the outstanding senior debt securities may declare the principal amount of all senior debt securities to be due and payable immediately. At any time after an acceleration of the securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of the securities has been obtained, if we pay or deposit with the Senior Debt Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the securities. (Section 7.1 of the Senior Indenture).

Indemnification of Senior Debt Trustee. The Senior Debt Trustee generally will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders unless such holders have offered reasonable security or indemnity to the Senior Debt Trustee. (Section 8.2 of the Senior Indenture).

Right to Direct Proceedings. The holders of a majority in principal amount of the outstanding securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Debt Trustee, or of exercising any trust or power conferred on the Senior Debt Trustee, relating to the securities. However, the Senior Debt Trustee may refuse to follow any direction that conflicts with law or the Senior Indenture or would expose the Senior Debt Trustee to personal liability or be unduly prejudicial to holders not joining in such proceeding. (Section 7.7 of the Senior Indenture).

Limitation on Rights to Institute Proceedings. No holder of the senior debt securities of a series will have any right to pursue a remedy under the Senior Indenture, unless:

•	the holder has previously given the Senior Debt Trustee written notice of a continuing event of default on the series;

•	the holders of at least a majority in principal amount of the outstanding securities affected by such event of default have made written request, and the holder or holders have offered indemnity satisfactory to the Senior Debt Trustee to pursue the remedy; and

•	the Senior Debt Trustee has failed to comply with the request within 60 days after the request and offer.

(Section 7.4 of the Senior Indenture).

No Impairment of Right to Receive Payment. Notwithstanding any other provision of the Senior Indenture, the holder of any senior debt security will have the absolute and unconditional right to receive payment of the principal, premium, if any, and interest on that senior debt security when due, and to institute suit for enforcement of that payment. This right may not be impaired without the consent of the holder. (Section 7.4 of the Senior Indenture).

Notice of Default. The Senior Debt Trustee is required to give the holders notice of the occurrence of a default within 90 days of the default, unless the default is cured or waived. Except in the case of a payment default on the senior debt securities, or a default in the payment of any sinking or purchase fund installments, the Senior Debt Trustee may withhold the notice if its board of directors or trustees, executive committee, or a trust committee of directors or trustees or responsible officers determines in good faith that it is in the interest of holders to do so. (Section 7.8 of the Senior Indenture). We are required to deliver to the Senior Debt Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Senior Indenture. (Section 5.5 of the Senior Indenture).

Modification

Unless we indicate otherwise in the applicable prospectus supplement, we and the Senior Debt Trustee may modify and amend the Senior Indenture from time to time.

We will not need the consent of the holders for the following types of amendments:

•	curing any ambiguity, or curing, correcting or supplementing any defective or inconsistent provision or supplying an omission arising under the Senior Indenture;

•	changing or eliminating any of the provisions of the Senior Indenture, provided that any such change or elimination is to become effective only when:

•	there is no outstanding security created prior to the execution of the supplemental indenture that is entitled to receive the benefit of this provision; or

•	this change or elimination is applicable only to securities issued after the date this change or elimination becomes effective;

•	establishing the form of the securities or establishing or reflecting any terms of any security as provided in the Senior Indenture;

•	evidencing our successor corporation and the assumption by our successor of our covenants in the Senior Indenture and in the securities;

•	granting to or conferring upon the Senior Debt Trustee any additional rights, remedies, powers or authority for the benefit of the holders of the securities;

•	permitting the Senior Debt Trustee to comply with any duties imposed upon it by law;

•	specifying further the duties and responsibilities of the Senior Debt Trustee, any authenticating agent and any paying agent and defining further the relationships among the Senior Debt Trustee, authenticating agent and paying agent;

•	adding to our covenants for the benefit of the holders of the securities or surrendering a right given to us in the Senior Indenture;

•	adding security for the securities; or

•	making any other change that is not prejudicial to the Senior Debt Trustee or the holders of the securities.

(Section 12.1 of the Senior Indenture).

We will need the consent of the holders of each outstanding security affected by a proposed amendment if the amendment would cause any of the following to occur:

•	a change in the maturity date, reduction of the interest rate, or extension of the time of payment of interest, of any security;

•	a reduction in the principal amount of any security or the premium payable on any security;

•	a change in the currency of any payment of principal, premium or interest on any security;

•	a change in date on which any security may be redeemed or repaid at the option of the holder;

•	an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any security;

•	a reduction in the percentage of outstanding securities necessary to consent to the modification or amendment of the Senior Indenture; or

•	a modification of these requirements or a reduction to less than a majority of the percentage of outstanding securities necessary to waive events of default.

(Section 12.2 of the Senior Indenture).

Amendments other than those described in the above two paragraphs will require the approval of a majority in principal amount of the outstanding securities.

Defeasance and Discharge

We may be discharged from all obligations relating to the senior debt securities and the Senior Indenture (except for specified obligations such as obligations to register the transfer or exchange of securities, replace stolen, lost or mutilated securities and maintain paying agencies) if we irrevocably deposit with the Senior Debt Trustee, in trust for the benefit of holders of securities, money or U.S. government obligations (or any combination thereof) sufficient to make all payments of principal, premium and interest on the securities on the dates those payments are due. To discharge these obligations, we must deliver to the Senior Debt Trustee an opinion of counsel that the holders of the securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Senior Indenture. Upon any discharge of our obligations as described above, we will be deemed to have paid and discharged our entire indebtedness represented by the senior debt securities and our obligations under the senior debt securities. (Section 4.1 of the Senior Indenture).

Consolidation, Merger and Sale of Assets; No Financial Covenants

We will not consolidate with or merge into any other corporation or sell, or otherwise dispose all or substantially all of our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and premium on all the securities and our obligation to perform every covenant of the Senior Indenture that we are to perform or observe, and we or the successor or transferee corporation, as applicable, are not immediately following such consolidation or merger, or sale, or disposition in default in the performance of any such covenant. Upon any consolidation or merger, or any sale, transfer or other disposition of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Senior Indenture with the same effect as if the successor corporation had been named as us in the Senior Indenture and we will be released from all obligations under the Senior Indenture. Regardless of whether a sale or transfer of assets might otherwise be considered a sale of all or substantially all of our assets, the Senior Indenture also specifically permits any sale, transfer or conveyance of our non-utility subsidiaries if, following such sale or transfer, the securities are rated by Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc. at least as high as the ratings accorded the securities immediately prior to the sale, transfer or disposition. (Sections 11.1 and 11.2 of the Senior Indenture).

The Senior Indenture does not contain any financial or other similar restrictive covenants.

Resignation or Removal of Senior Debt Trustee

The Senior Debt Trustee may resign at any time by notifying us in writing and specifying the day that the resignation is to take effect. The resignation will not take effect, however, until the later of the appointment of a successor trustee and the day the resignation is to take effect. (Section 8.10 of the Senior Indenture).

The holders of a majority in principal amount of the outstanding securities may remove the Senior Debt Trustee at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Senior Debt Trustee upon notice to the holder of each security outstanding and written notice to the Senior Debt Trustee. (Section 8.10 of the Senior Indenture).

Governing Law

The Senior Indenture and the senior debt securities will be governed by, and will be construed in accordance with, the laws of the State of Minnesota.

Concerning the Senior Debt Trustee

Wells Fargo Bank, National Association is the Senior Debt Trustee. We maintain banking relationships with the Senior Debt Trustee in the ordinary course of business. The Senior Debt Trustee also acts as trustee for our junior subordinated debt securities and certain debt securities of our subsidiaries.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

We may issue subordinated debt securities (other than the junior subordinated debt securities (as defined below under “Description of Junior Subordinated Debt Securities” in this prospectus)), in one or more series, under one or more subordinated indentures. The description below contains summaries of selected provisions of the indenture under which the subordinated debt securities may be issued. These summaries are not complete. The form of subordinated indenture and the form of the supplemental indenture applicable to the subordinated debt securities have been filed as exhibits to the registration statement. You should read them for provisions that may be important to you. In the summaries below, we have included references to section numbers of the subordinated indenture so that you can easily locate these provisions.

We are not required to issue future issues of subordinated indebtedness under the subordinated indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other subordinated indebtedness not under this registration statement.

The subordinated debt securities will be represented either by global subordinated debt securities registered in the name of the Depository or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the heading “Book-Entry System” in this prospectus.

General

The subordinated debt securities will be issued in one or more new series under a subordinated indenture to be entered into between us and a trustee to be named therein, as trustee (the “Subordinated Trustee”). This subordinated indenture, as it may be supplemented by a supplemental indenture for each series of subordinated debt securities, is referred to in this prospectus as the “Subordinated Indenture.” As of December 31, 2014, we have no subordinated debt securities outstanding under the Subordinated Indenture.

The subordinated debt securities will be our unsecured obligations and will rank senior to any of our junior subordinated indebtedness and will rank junior in right of payment to our Senior Indebtedness, as described under the caption “— Subordination”. As of December 31, 2014, our outstanding Senior Indebtedness (as defined below) was approximately $1.8 billion.

In addition, the subordinated debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. We are a holding company and conduct business through our various subsidiaries. As a result, our cash flow and consequent ability to meet our debt obligations primarily depend on the earnings of our subsidiaries, and on dividends and other payments from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the subordinated debt securities. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the subordinated debt securities to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary. As of December 31, 2014, our subsidiaries had approximately $24.3 billion of indebtedness and other liabilities outstanding.

Unless the supplemental indenture that describes a particular series of subordinated debt securities provides otherwise with respect to that series, the holders of any subordinated debt securities offered by this prospectus will not have the right to require us to repurchase the subordinated debt securities if we become involved in a highly leveraged or change in control transaction. The Subordinated Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions.

The amount of subordinated debt securities that we may issue under the Subordinated Indenture is not limited. We are not required to issue all subordinated debt securities of one series at the same time and, unless we indicate otherwise in the applicable prospectus supplement, we may reopen a series for issuances of additional subordinated debt securities of that series without the consent of the holders of the subordinated debt securities of that series.

When we offer to sell a particular series of subordinated debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

•	the title, aggregate principal amount and offering price of that series of subordinated debt securities;

•	the interest rate or rates, or method of calculation of such rate or rates, on that series, and the date from which the interest will accrue;

•	the dates on which interest will be payable;

•	any rights that would allow us to defer or extend an interest payment date;

•	the record dates for payments of interest;

•	the date on which the subordinated debt securities of that series will mature;

•	any redemption terms;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the subordinated debt securities of that series may be repaid, in whole or in part, at the option of the holder thereof;

•	any changes to events of default or covenants;

•	any changes to subordination provisions; and

•	other specific terms applicable to the subordinated debt securities of that series.

Any special U.S. federal income tax considerations applicable to subordinated debt securities sold at an original issue discount and any special U.S. federal income tax or other considerations applicable to any subordinated debt securities which are denominated in currencies other than U.S. dollars will be described in the prospectus supplement relating to that series of subordinated debt securities.

Unless we indicate otherwise in the applicable prospectus supplement, the subordinated debt securities will be denominated in U.S. dollars in minimum denominations of $1,000 and integral multiples thereof.

Subordination

Each series of subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness (as defined below). If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default in the payment of principal or interest on any Senior Indebtedness has occurred and is continuing; or

•	the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance above, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any subordinated debt securities have the right to receive any payments of principal or interest on their securities. (Sections 14.1 and 14.9 of the Subordinated Indenture).

Unless we indicate otherwise in the applicable prospectus supplement, “Senior Indebtedness” includes the senior debt securities and means, with respect to any series of subordinated debt securities, the principal, premium, interest and any other payment in respect of any of the following, whether outstanding on the date of execution of the Subordinated Indenture or thereafter incurred, other than obligations expressly on a parity with the subordinated debt securities or junior to the subordinated debt securities:

•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by bonds, debentures, notes or other similar written instruments;

•	our obligations under synthetic leases, finance leases and capitalized leases;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•	any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements designed to protect against fluctuations in commodity prices, currency exchange or interest rates; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

Senior Indebtedness will not include trade accounts payable, accrued liabilities arising in the ordinary course of business, indebtedness to our subsidiaries or any indebtedness which is by its terms junior to or on parity with the subordinated debt securities, including the junior subordinated indebtedness issued under the Junior Subordinated Indenture. (Section 1.3 of the Subordinated Indenture.)

Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the Subordinated Indenture to change the subordination of any outstanding subordinated debt securities without the consent of each holder of subordinated debt securities that such amendment would adversely affect. (Sections 12.2 and 14.7 of the Subordinated Indenture.)

The Subordinated Indenture does not limit the amount of subordinated debt securities that we may issue.

Registration, Transfer and Exchange

Subordinated debt securities of any series may be exchanged for other subordinated debt securities of the same series of any authorized denominations and of a like aggregate principal amount, series and stated maturity and having the same terms and original issue date or dates. (Section 2.6 of the Subordinated Indenture).

Unless we indicate otherwise in the applicable prospectus supplement, subordinated debt securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Subordinated Debt Trustee maintained for that purpose with respect to any series of subordinated debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Subordinated Indenture. Any transfer or exchange will be effected if the subordinated debt securities are duly endorsed by, or accompanied by a written instrument or instruments of transfer in a form satisfactory to the Company and the Subordinated Debt Trustee and duly executed by the holder of the subordinated debt security as described in the Subordinated Indenture. (Section 2.6 of the Subordinated Indenture).

The Subordinated Debt Trustee will not be required to exchange or register a transfer of any subordinated debt securities of a series selected, called or being called for redemption except, in the case of any subordinated debt security to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.6 of the Subordinated Indenture). See the information under the heading “Book-Entry System” in this prospectus.

Payment and Paying Agents

Principal, interest and premium, if any, on subordinated debt securities issued in the form of global subordinated debt securities will be paid in the manner described below under the heading “Book-Entry System.” Unless we indicate otherwise in the applicable prospectus supplement, interest on subordinated debt securities that are in the form of certificated subordinated debt securities will be paid by check mailed to the holder at that person’s address as it appears in the register for the subordinated debt securities maintained by the Subordinated Debt Trustee; however, a holder of $10,000,000 or more subordinated debt securities having the same interest payment dates will be entitled to receive payments of interest by wire transfer to a bank within the continental United States if appropriate wire transfer instructions have been received by the Subordinated Debt Trustee on or prior to the applicable record date. (Section 2.12 of the Subordinated Indenture). Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on subordinated debt securities in the form of certificated subordinated debt securities will be payable in immediately available funds at the office of the Subordinated Debt Trustee. (Section 2.12 of the Subordinated Indenture).

All monies paid by us to a paying agent for the payment of principal, interest or premium, if any, on any subordinated debt security which remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us and the holder of that subordinated debt security will thereafter look only to us for payment of that principal, interest or premium. (Section 4.4 of the Subordinated Indenture).

Events of Default and Remedies

Unless we provide otherwise in a prospectus supplement, the following will constitute events of default under the Subordinated Indenture with respect to the subordinated debt securities of any series:

•	default in the payment of principal and premium, if any, on any security of such series when due and payable and continuance of that default for 5 days;

•	default in the payment of interest on any security of such series when due and continuance of that default for 30 days (subject, if applicable, to the right to optionally defer interest payments);

•	default in the performance or breach of our other covenants or warranties in the securities of such series or in the Subordinated Indenture (other than a covenant or agreement that has been expressly included in the Subordinated Indenture for the benefit of one or more series of subordinated debt securities other than such series) and the continuation of that default or breach for 90 days after written notice to us as provided in the Subordinated Indenture; and

•	specified events of bankruptcy, insolvency or reorganization of our company.

(Section 7.1 of the Subordinated Indenture).

Acceleration of Maturity. If an event of default occurs and is continuing with respect to a series of subordinated debt securities, either the Subordinated Debt Trustee or the holders of at least 25% in principal amount of the outstanding securities of that series may declare the principal amount of all securities of that series to be due and payable immediately. At any time after an acceleration of a series of securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of those securities has been obtained, if:

•	holders of a majority in aggregate principal amount of the securities of that series rescind in writing the acceleration; and

•

we pay or deposit with the Subordinated Debt Trustee a sum sufficient to pay all matured installments of interest with respect to that series of securities and the principal and any premium which has become due with respect to that series of securities otherwise than by acceleration and all defaults with respect to that series of securities have been cured or waived, then that holders’ rescission and the payment or deposit will cause an automatic rescission and annulment of the acceleration of the securities of that series. (Section 7.1 of the Subordinated Indenture).

Indemnification of Subordinated Debt Trustee. The Subordinated Debt Trustee generally will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the holders unless such holders have offered reasonable security or indemnity to the Subordinated Debt Trustee. (Section 8.2 of the Subordinated Indenture).

Right to Direct Proceedings. The holders of a majority in principal amount of the outstanding securities of a series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Debt Trustee, or of exercising any trust or power conferred on the Subordinated Debt Trustee, relating to the securities of that series. Notwithstanding, the Subordinated Debt Trustee may refuse to follow any direction that conflicts with law or the Subordinated Indenture or would expose the Subordinated Debt Trustee to personal liability or be unduly prejudicial to holders not joining in such proceeding. (Section 7.7 of the Subordinated Indenture).

Limitation on Rights to Institute Proceedings. No holder of the subordinated debt securities of a series will have any right to pursue a remedy under the Subordinated Indenture, unless:

•	the holder has previously given the Subordinated Debt Trustee written notice of a continuing event of default on the series;

•	the holders of at least a majority in principal amount of the outstanding securities of all series affected by such event of default, considered as one class, have made written request, and the holder or holders have offered indemnity satisfactory to the Subordinated Debt Trustee to pursue the remedy; and

•	the Subordinated Debt Trustee has failed to comply with the request within 60 days after the request and offer.

(Section 7.4 of the Subordinated Indenture).

No Impairment of Right to Receive Payment. Notwithstanding any other provision of the Subordinated Indenture, the holder of any subordinated debt security will have the absolute and unconditional right to receive payment of the principal, premium, if any, and interest on that subordinated debt security when due and payable, and to institute suit for enforcement of that payment. This right may not be impaired without the consent of the holder. (Section 7.4 of the Subordinated Indenture).

Notice of Default. The Subordinated Debt Trustee is required to give the holders of a series of securities notice of the occurrence of a default within 90 days of the default with respect to that series, unless the default is cured or waived. Except in the case of a payment default on the subordinated debt securities, or a default in the payment of any sinking or purchase fund installments, the Subordinated Debt Trustee may withhold the notice if its board of directors or trustees, executive committee, or a trust committee of directors or trustees or responsible officers determines in good faith that it is in the interest of holders of the series of affected securities to do so. (Section 7.8 of the Subordinated Indenture). We are required to deliver to the Subordinated Debt Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Subordinated Indenture. (Section 5.5 of the Subordinated Indenture).

Defeasance and Discharge

We may be discharged from all obligations relating to the subordinated debt securities and the Subordinated Indenture (except for specified obligations such as obligations to register the transfer or exchange of securities, replace stolen, lost or mutilated securities and maintain paying agencies) if we irrevocably deposit with the Subordinated Debt Trustee, in trust for the benefit of holders of securities, money or U.S. government obligations (or any combination thereof) sufficient to make all payments of principal, premium and interest on the securities on the dates those payments are due. To discharge these obligations, we must deliver to the Subordinated Debt Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or similar pronouncement by the Internal Revenue Service or that there has been a change in law, in either case to the effect that the holders of the securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Subordinated Indenture, and holders will be subject to tax in the same manner, in the same amounts and same time as would have been the case absent such defeasance. Upon any discharge of our obligations as described above, we will be deemed to have paid and discharged our entire indebtedness represented by the subordinated debt securities and our obligations under the subordinated debt securities. (Section 4.1 of the Subordinated Indenture).

Modification

Unless we indicate otherwise in the applicable prospectus supplement, we and the Subordinated Debt Trustee may modify and amend the Subordinated Indenture from time to time.

We will not need the consent of the holders for the following types of amendments:

•	curing any ambiguity, or curing, correcting or supplementing any defective or inconsistent provision or supplying an omission arising under the Subordinated Indenture;

•	changing or eliminating any of the provisions of the Subordinated Indenture, provided that any such change or elimination is to become effective only when:

•	there is no outstanding security created prior to the execution of the supplemental indenture that is entitled to receive the benefit of this provision; or

•	this change or elimination is applicable only to securities issued after the date this change or elimination becomes effective;

•	establishing the form of the securities or establishing or reflecting any terms of any security as provided in the Subordinated Indenture;

•	evidencing our successor corporation and the assumption by our successor of our covenants in the Subordinated Indenture and in the securities;

•	granting to or conferring upon the Subordinated Debt Trustee any additional rights, remedies, powers or authority for the benefit of the holders of the securities;

•	permitting the Subordinated Debt Trustee to comply with any duties imposed upon it by law;

•	specifying further the duties and responsibilities of the Subordinated Debt Trustee, any authenticating agent and any paying agent and defining further the relationships among the Subordinated Debt Trustee, authenticating agent and paying agent;

•	adding to our covenants for the benefit of the holders of the securities, surrendering a right given to us in the Subordinated Indenture or adding any event of default with respect to one or more series of securities;

•	facilitating defeasance and discharge of any series of the securities, provided that such action shall not adversely affect the interest of any holder;

•	adding security for the securities; or

•	making any other change that is not prejudicial to the Subordinated Debt Trustee or the holders of the securities.

(Section 12.1 of the Subordinated Indenture).

We will need the consent of the holders of each outstanding security affected by a proposed amendment if the amendment would cause any of the following to occur:

•	a change in the maturity date, reduction of the interest rate, or extension of the time of payment of interest, of any security;

•	a reduction in the principal amount of any security or the premium payable on any security;

•	a change in the currency of any payment of principal, premium or interest on any security;

•	a change in date on which any security may be redeemed or repaid at the option of the holder;

•	an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any security;

•	a reduction in the percentage of outstanding securities necessary to consent to the modification or amendment of the Subordinated Indenture;

•	a modification of these requirements or a reduction to less than a majority of the percentage of outstanding securities necessary to waive events of default; or

•	a modification of the subordination provisions in a manner adverse to such holders.

(Section 12.2 of the Subordinated Indenture).

Amendments other than those described in the above two paragraphs will require the approval of a majority in principal amount of the outstanding securities of all series, provided that if there are securities of more than one series outstanding and if a proposed amendment would directly affect the rights of holders of securities of one or more, but less than all, of such series, then the approval of a majority in principal amount of the outstanding securities of all series so directly affected, considered as one class, will be required.

Consolidation, Merger and Sale of Assets; No Financial Covenants

We will not consolidate with or merge into any other corporation or sell, or otherwise dispose all or substantially all of our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and premium on all the securities and our obligation to perform every covenant of the Subordinated Indenture that we are to perform or observe, and we or the successor or transferee corporation, as applicable, are not immediately following such consolidation or merger, or sale, or disposition in default in the performance of any such covenant. Upon any consolidation or merger, or any sale, transfer or other disposition of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Subordinated Indenture with the same effect as if the successor corporation had been named as us in the Subordinated Indenture and we will be released from all obligations under the Subordinated Indenture. Regardless of whether a sale or transfer of assets might otherwise be considered a sale of all or substantially all of our assets, the Subordinated Indenture also specifically permits any sale, transfer or conveyance of our non-utility subsidiaries if, following such sale or transfer, the securities are rated by Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc. at least as high as the ratings accorded the securities immediately prior to the sale, transfer or disposition. (Sections 11.1 and 11.2 of the Subordinated Indenture).

The Subordinated Indenture does not contain any financial or other similar restrictive covenants.

Resignation or Removal of Subordinated Debt Trustee

The Subordinated Debt Trustee may resign with respect to securities of any series at any time by notifying us in writing and specifying the day that the resignation is to take effect. The resignation will not take effect, however, until the later of the appointment of a successor trustee and the day the resignation is to take effect. (Section 8.10 of the Subordinated Indenture).

The holders of a majority in principal amount of the outstanding securities of any series may remove the Subordinated Debt Trustee as trustee of that series of securities at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing with respect to securities of any series, we may remove the Subordinated Debt Trustee with respect to securities of that series upon notice to the holder of each security of that series outstanding and written notice to the Subordinated Debt Trustee. (Section 8.10 of the Subordinated Indenture).

Governing Law

The Subordinated Indenture and the subordinated debt securities will be governed by, and will be construed in accordance with, the laws of the State of Minnesota. (Section 15.4 of the Subordinated Indenture).

The Subordinated Debt Trustee

The Subordinated Indenture requires that the Subordinated Trustee be a corporation organized and doing business under the laws of the United States or any State thereof or of the District of Columbia (or a corporation or other person permitted to act as trustee by the Commission), subject to supervision or examination by such bodies and authorized under such laws to exercise corporate trust powers and having a combined capital and surplus of at least $150,000,000. If at any time the Subordinated Trustee shall cease to be eligible to serve as trustee under the Subordinated Indenture, the Subordinated Trustee shall resign immediately and a new trustee will be appointed as provided in the Subordinated Indenture.

DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

The description below contains summaries of selected provisions of the indenture, including supplemental indentures, under which the junior subordinated debt securities may be issued (referred to herein as “junior subordinated indenture”). These summaries are not complete. The junior subordinated indenture and the form of the supplemental indenture applicable to the junior subordinated debt securities have been filed as exhibits to the registration statement. You should read them for provisions that may be important to you. In the summaries below, we have included references to section numbers of the junior subordinated indenture so that you can easily locate these provisions.

We are not required to issue future issues of junior subordinated indebtedness under the junior subordinated indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other junior subordinated indebtedness not under this registration statement.

The junior subordinated debt securities will be represented either by global junior subordinated debt securities registered in the name of the Depository or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the heading “Book-Entry System” in this prospectus.

General

The junior subordinated debt securities will be issued in one or more new series under an indenture dated as of January 1, 2008 between us and Wells Fargo Bank, National Association, as trustee (the “Junior Subordinated Debt Trustee”). This junior subordinated indenture, as it may be supplemented by a supplemental indenture for each series of junior subordinated debt securities, is referred to in this prospectus as the “Junior Subordinated Indenture.” As of December 31, 2014, we have no junior subordinated debt outstanding under the Junior Subordinated Indenture.

The junior subordinated debt securities will be our unsecured obligations and will rank on a parity in right of payment with all of our future junior subordinated indebtedness and junior in right of payment to our Senior Ranking Indebtedness, as described under the caption “— Subordination”. As of December 31, 2014, our outstanding Senior Ranking Indebtedness (as defined below) was approximately $1.8 billion.

In addition, the junior subordinated debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. We are a holding company and conduct business through our various subsidiaries. As a result, our cash flow and consequent ability to meet our debt obligations primarily depend on the earnings of our subsidiaries, and on dividends and other payments from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the junior subordinated debt securities. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the junior subordinated debt securities to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary. As of December 31, 2014, our subsidiaries had approximately $24.3 billion of indebtedness and other liabilities outstanding.

Unless the supplemental indenture that describes a particular series of junior subordinated debt securities provides otherwise with respect to that series, the holders of any junior subordinated debt securities offered by this prospectus will not have the right to require us to repurchase the junior subordinated debt securities if we become involved in a highly leveraged or change in control transaction. The Junior Subordinated Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions.

The amount of junior subordinated debt securities that we may issue under the Junior Subordinated Indenture is not limited. We are not required to issue all junior subordinated debt securities of one series at the same time and, unless we indicate otherwise in the applicable prospectus supplement, we may reopen a series for issuances of additional junior subordinated debt securities of that series without the consent of the holders of the junior subordinated debt securities of that series.

When we offer to sell a particular series of junior subordinated debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

•	the title, aggregate principal amount and offering price of that series of junior subordinated debt securities;

•	the interest rate or rates, or method of calculation of such rate or rates, on that series, and the date from which the interest will accrue;

•	the dates on which interest will be payable;

•	any rights that would allow us to defer or extend an interest payment date;

•	the record dates for payments of interest;

•	the date on which the junior subordinated debt securities of that series will mature;

•	any redemption terms;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the junior subordinated debt securities of that series may be repaid, in whole or in part, at the option of the holder thereof;

•	any changes to events of default or covenants;

•	any changes to subordination provisions; and

•	other specific terms applicable to the junior subordinated debt securities of that series.

Any special U.S. federal income tax considerations applicable to junior subordinated debt securities sold at an original issue discount and any special U.S. federal income tax or other considerations applicable to any junior subordinated debt securities which are denominated in currencies other than U.S. dollars will be described in the prospectus supplement relating to that series of junior subordinated debt securities.

Unless we indicate otherwise in the applicable prospectus supplement, the junior subordinated debt securities will be denominated in U.S. dollars in minimum denominations of $1,000 and integral multiples thereof.

Subordination

Each series of junior subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the Junior Subordinated Indenture, to all Senior Ranking Indebtedness (as defined below). If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default in the payment of principal or interest on any Senior Ranking Indebtedness has occurred and is continuing; or

•	the maturity of any Senior Ranking Indebtedness has been accelerated because of a default on that Senior Ranking Indebtedness,

then the holders of Senior Ranking Indebtedness generally will have the right to receive payment, in the case of the first instance above, of all amounts due or to become due upon that Senior Ranking Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Ranking Indebtedness, or we will make provision for those payments, before the holders of any junior subordinated debt securities have the right to receive any payments of principal or interest on their securities. (Sections 14.1 and 14.9 of the Junior Subordinated Indenture).

“Senior Ranking Indebtedness” means, with respect to any series of junior subordinated debt securities, the principal, premium, interest and any other payment in respect of any of the following, whether outstanding on the date of execution of the Junior Subordinated Indenture or thereafter incurred, other than obligations expressly on a parity with or junior to the junior subordinated debt securities:

•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by bonds, debentures, notes or other similar written instruments, including indebtedness issued under our Senior Indenture or Subordinated Indenture described above;

•	our obligations under synthetic leases, finance leases and capitalized leases;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•	any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements designed to protect against fluctuations in commodity prices, currency exchange or interest rates; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

Senior Ranking Indebtedness will not include trade accounts payable, accrued liabilities arising in the ordinary course of business, indebtedness to our subsidiaries or any indebtedness which is by its terms junior to or on parity with the junior subordinated debt securities. (Section 1.3 of the Junior Subordinated Indenture.)

Senior Ranking Indebtedness will be entitled to the benefits of the subordination provisions in the Junior Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Ranking Indebtedness. We may not amend the Junior Subordinated Indenture to change the subordination of any outstanding junior subordinated debt securities without the consent of each holder of junior subordinated debt securities that such amendment would adversely affect. (Sections 12.2 and 14.7 of the Junior Subordinated Indenture.)

The Junior Subordinated Indenture does not limit the amount of junior subordinated debt securities that we may issue.

Registration, Transfer and Exchange

Junior subordinated debt securities of any series may be exchanged for other junior subordinated debt securities of the same series of any authorized denominations and of a like aggregate principal amount, series and stated maturity and having the same terms and original issue date or dates. (Section 2.6 of the Junior Subordinated Indenture).

Unless we indicate otherwise in the applicable prospectus supplement, junior subordinated debt securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Junior Subordinated Debt Trustee maintained for that purpose with respect to any series of junior subordinated debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Junior Subordinated Indenture. Any transfer or exchange will be effected if the junior subordinated debt securities are duly endorsed by, or accompanied by a written instrument or instruments of transfer in a form satisfactory to the Company and the Junior Subordinated Debt Trustee and duly executed by the holder of the junior subordinated debt security as described in the Junior Subordinated Indenture. (Section 2.6 of the Junior Subordinated Indenture).

The Junior Subordinated Debt Trustee will not be required to exchange or register a transfer of any junior subordinated debt securities of a series selected, called or being called for redemption except, in the case of any junior subordinated debt security to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.6 of the Junior Subordinated Indenture). See the information under the heading “Book-Entry System” in this prospectus.

Payment and Paying Agents

Principal, interest and premium, if any, on junior subordinated debt securities issued in the form of global junior subordinated debt securities will be paid in the manner described below under the heading “Book-Entry System.” Unless we indicate otherwise in the applicable prospectus supplement, interest on junior subordinated debt securities that are in the form of certificated junior subordinated debt securities will be paid by check mailed to the holder at that person’s address as it appears in the register for the junior subordinated debt securities maintained by the Junior Subordinated Debt Trustee; however, a holder of $10,000,000 or more junior subordinated debt securities having the same interest payment dates will be entitled to receive payments of interest by wire transfer to a bank within the continental United States if appropriate wire transfer instructions have been received by the Junior Subordinated Debt Trustee on or prior to the applicable record date. (Section 2.12 of the Junior Subordinated Indenture). Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on junior subordinated debt securities in the form of certificated junior subordinated debt securities will be payable in immediately available funds at the office of the Junior Subordinated Debt Trustee. (Section 2.12 of the Junior Subordinated Indenture).

All monies paid by us to a paying agent for the payment of principal, interest or premium, if any, on any junior subordinated debt security which remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us and the holder of that junior subordinated debt security will thereafter look only to us for payment of that principal, interest or premium. (Section 4.4 of the Junior Subordinated Indenture).

Events of Default and Remedies

Unless we provide otherwise in a prospectus supplement, the following will constitute events of default under the Junior Subordinated Indenture with respect to the junior subordinated debt securities of any series:

•	default in the payment of principal and premium, if any, on any security of such series when due and payable and continuance of that default for 5 days;

•	default in the payment of interest on any security of such series when due and continuance of that default for 30 days (subject, if applicable, to the right to optionally defer interest payments);

•	default in the performance or breach of our other covenants or warranties in the securities of such series or in the Junior Subordinated Indenture (other than a covenant or agreement that has been expressly included in the Junior Subordinated Indenture for the benefit of one or more series of junior subordinated debt securities other than such series) and the continuation of that default or breach for 90 days after written notice to us as provided in the Junior Subordinated Indenture; and

•	specified events of bankruptcy, insolvency or reorganization of our company.

(Section 7.1 of the Junior Subordinated Indenture).

Acceleration of Maturity. If an event of default occurs and is continuing with respect to a series of junior subordinated debt securities, either the Junior Subordinated Debt Trustee or the holders of at least 25% in principal amount of the outstanding securities of that series may declare the principal amount of all securities of that series to be due and payable immediately. At any time after an acceleration of a series of securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of those securities has been obtained, if:

•	holders of a majority in aggregate principal amount of the securities of that series rescind in writing the acceleration; and

•	we pay or deposit with the Junior Subordinated Debt Trustee a sum sufficient to pay all matured installments of interest with respect to that series of securities and the principal and any premium which has become due with respect to that series of securities otherwise than by acceleration and all defaults with respect to that series of securities have been cured or waived, then that holders’ rescission and the payment or deposit will cause an automatic rescission and annulment of the acceleration of the securities of that series. (Section 7.1 of the Junior Subordinated Indenture).

Indemnification of Junior Subordinated Debt Trustee. The Junior Subordinated Debt Trustee generally will be under no obligation to exercise any of its rights or powers under the Junior Subordinated Indenture at the request or direction of any of the holders unless such holders have offered reasonable security or indemnity to the Junior Subordinated Debt Trustee. (Section 8.2 of the Junior Subordinated Indenture).

Right to Direct Proceedings. The holders of a majority in principal amount of the outstanding securities of a series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Junior Subordinated Debt Trustee, or of exercising any trust or power conferred on the Junior Subordinated Debt Trustee, relating to the securities of that series. Notwithstanding, the Junior Subordinated Debt Trustee may refuse to follow any direction that conflicts with law or the Junior Subordinated Indenture or would expose the Junior Subordinated Debt Trustee to personal liability or be unduly prejudicial to holders not joining in such proceeding. (Section 7.7 of the Junior Subordinated Indenture).

Limitation on Rights to Institute Proceedings. No holder of the junior subordinated debt securities of a series will have any right to pursue a remedy under the Junior Subordinated Indenture, unless:

•	the holder has previously given the Junior Subordinated Debt Trustee written notice of a continuing event of default on the series;

•	the holders of at least a majority in principal amount of the outstanding securities of all series affected by such event of default, considered as one class, have made written request, and the holder or holders have offered indemnity satisfactory to the Junior Subordinated Debt Trustee to pursue the remedy; and

•	the Junior Subordinated Debt Trustee has failed to comply with the request within 60 days after the request and offer.

(Section 7.4 of the Junior Subordinated Indenture).

No Impairment of Right to Receive Payment. Notwithstanding any other provision of the Junior Subordinated Indenture, the holder of any junior subordinated debt security will have the absolute and unconditional right to receive payment of the principal, premium, if any, and interest on that junior subordinated debt security when due and payable, and to institute suit for enforcement of that payment. This right may not be impaired without the consent of the holder. (Section 7.4 of the Junior Subordinated Indenture).

Notice of Default. The Junior Subordinated Debt Trustee is required to give the holders of a series of securities notice of the occurrence of a default within 90 days of the default with respect to that series, unless the default is cured or waived. Except in the case of a payment default on the junior subordinated debt securities, or a default in the payment of any sinking or purchase fund installments, the Junior Subordinated Debt Trustee may withhold the notice if its board of directors or trustees, executive committee, or a trust committee of directors or trustees or responsible officers determines in good faith that it is in the interest of holders of the series of affected securities to do so. (Section 7.8 of the Junior Subordinated Indenture). We are required to deliver to the Junior Subordinated Debt Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Junior Subordinated Indenture. (Section 5.5 of the Junior Subordinated Indenture).

Defeasance and Discharge

We may be discharged from all obligations relating to the junior subordinated debt securities and the Junior Subordinated Indenture (except for specified obligations such as obligations to register the transfer or exchange of securities, replace stolen, lost or mutilated securities and maintain paying agencies) if we irrevocably deposit with the Junior Subordinated Debt Trustee, in trust for the benefit of holders of securities, money or U.S. government obligations (or any combination thereof) sufficient to make all payments of principal, premium and interest on the securities on the dates those payments are due. To discharge these obligations, we must deliver to the Junior Subordinated Debt Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or similar pronouncement by the Internal Revenue Service or that there has been a change in law, in either case to the effect that the holders of the securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Junior Subordinated Indenture, and holders will be subject to tax in the same manner, in the same amounts and same time as would have been the case absent such defeasance. Upon any discharge of our obligations as described above, we will be deemed to have paid and discharged our entire indebtedness represented by the junior subordinated debt securities and our obligations under the junior subordinated debt securities. (Section 4.1 of the Junior Subordinated Indenture).

Modification

Unless we indicate otherwise in the applicable prospectus supplement, we and the Junior Subordinated Debt Trustee may modify and amend the Junior Subordinated Indenture from time to time.

We will not need the consent of the holders for the following types of amendments:

•	curing any ambiguity, or curing, correcting or supplementing any defective or inconsistent provision or supplying an omission arising under the Junior Subordinated Indenture;

•	changing or eliminating any of the provisions of the Junior Subordinated Indenture, provided that any such change or elimination is to become effective only when:

•	there is no outstanding security created prior to the execution of the supplemental indenture that is entitled to receive the benefit of this provision; or

•	this change or elimination is applicable only to securities issued after the date this change or elimination becomes effective;

•	establishing the form of the securities or establishing or reflecting any terms of any security as provided in the Junior Subordinated Indenture;

•	evidencing our successor corporation and the assumption by our successor of our covenants in the Junior Subordinated Indenture and in the securities;

•	granting to or conferring upon the Junior Subordinated Debt Trustee any additional rights, remedies, powers or authority for the benefit of the holders of the securities;

•	permitting the Junior Subordinated Debt Trustee to comply with any duties imposed upon it by law;

•	specifying further the duties and responsibilities of the Junior Subordinated Debt Trustee, any authenticating agent and any paying agent and defining further the relationships among the Junior Subordinated Debt Trustee, authenticating agent and paying agent;

•	adding to our covenants for the benefit of the holders of the securities, surrendering a right given to us in the Junior Subordinated Indenture or adding any event of default with respect to one or more series of securities;

•	facilitating defeasance and discharge of any series of the securities, provided that such action shall not adversely affect the interest of any holder;

•	adding security for the securities; or

•	making any other change that is not prejudicial to the Junior Subordinated Debt Trustee or the holders of the securities.

(Section 12.1 of the Junior Subordinated Indenture).

We will need the consent of the holders of each outstanding security affected by a proposed amendment if the amendment would cause any of the following to occur:

•	a change in the maturity date, reduction of the interest rate, or extension of the time of payment of interest, of any security;

•	a reduction in the principal amount of any security or the premium payable on any security;

•	a change in the currency of any payment of principal, premium or interest on any security;

•	a change in date on which any security may be redeemed or repaid at the option of the holder;

•	an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any security;

•	a reduction in the percentage of outstanding securities necessary to consent to the modification or amendment of the Junior Subordinated Indenture;

•	a modification of these requirements or a reduction to less than a majority of the percentage of outstanding securities necessary to waive events of default; or

•	a modification of the subordination provisions in a manner adverse to such holders.

(Section 12.2 of the Junior Subordinated Indenture).

Amendments other than those described in the above two paragraphs will require the approval of a majority in principal amount of the outstanding securities of all series, provided that if there are securities of more than one series outstanding and if a proposed amendment would directly affect the rights of holders of securities of one or more, but less than all, of such series, then the approval of a majority in principal amount of the outstanding securities of all series so directly affected, considered as one class, will be required.

Consolidation, Merger and Sale of Assets; No Financial Covenants

We will not consolidate with or merge into any other corporation or sell, or otherwise dispose all or substantially all of our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and premium on all the securities and our obligation to perform every covenant of the Junior Subordinated Indenture that we are to perform or observe, and we or the successor or transferee corporation, as applicable, are not immediately following such consolidation or merger, or sale, or disposition in default in the performance of any such covenant. Upon any consolidation or merger, or any sale, transfer or other disposition of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Junior Subordinated Indenture with the same effect as if the successor corporation had been named as us in the Junior Subordinated Indenture and we will be released from all obligations under the Junior Subordinated Indenture. Regardless of whether a sale or transfer of assets might otherwise be considered a sale of all or substantially all of our assets, the Junior Subordinated Indenture also specifically permits any sale, transfer or conveyance of our non-utility subsidiaries if, following such sale or transfer, the securities are rated by Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc. at least as high as the ratings accorded the securities immediately prior to the sale, transfer or disposition. (Sections 11.1 and 11.2 of the Junior Subordinated Indenture).

The Junior Subordinated Indenture does not contain any financial or other similar restrictive covenants.

Resignation or Removal of Junior Subordinated Debt Trustee

The Junior Subordinated Debt Trustee may resign with respect to securities of any series at any time by notifying us in writing and specifying the day that the resignation is to take effect. The resignation will not take effect, however, until the later of the appointment of a successor trustee and the day the resignation is to take effect. (Section 8.10 of the Junior Subordinated Indenture).

The holders of a majority in principal amount of the outstanding securities of any series may remove the Junior Subordinated Debt Trustee as trustee of that series of securities at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing with respect to securities of any series, we may remove the Junior Subordinated Debt Trustee with respect to securities of that series upon notice to the holder of each security of that series outstanding and written notice to the Junior Subordinated Debt Trustee. (Section 8.10 of the Junior Subordinated Indenture).

Governing Law

The Junior Subordinated Indenture and the junior subordinated debt securities will be governed by, and will be construed in accordance with, the laws of the State of Minnesota. (Section 15.4 of the Junior Subordinated Indenture).

Concerning the Junior Subordinated Debt Trustee

Wells Fargo Bank, National Association is the Junior Subordinated Debt Trustee. We maintain banking relationships with the Junior Subordinated Debt Trustee in the ordinary course of business. The Junior Subordinated Debt Trustee also acts as trustee for our senior debt securities and certain debt securities of our subsidiaries.

DESCRIPTION OF COMMON STOCK

The following summary description sets forth some of the general terms and provisions of the common stock. This summary is not complete. For a more detailed description of the common stock, you should refer to the provisions of our Amended and Restated Articles of Incorporation (“Articles”) and Bylaws. The Articles and the Bylaws have been filed as exhibits to the registration statement. You should read them for provisions that may be important to you.

General

Our capital stock consists of two classes: common stock, par value $2.50 per share (1,000,000,000 shares currently authorized of which 505,984,840 shares were outstanding as of February 16, 2015); and preferred stock, par value $100 per share (7,000,000 shares authorized, of which no shares were outstanding as of February 16, 2015).

Dividend Rights

Before we can pay any dividends on our common stock, the holders of shares of our preferred stock, if any, are entitled to receive dividends at the respective rates provided for in the terms of the shares of any outstanding series.

Because we are a holding company and conduct all of our operations through our subsidiaries, our cash flow and ability to pay dividends is dependent on the earnings and cash flows of our subsidiaries and the distribution or other payment of those earnings to us in the form of dividends, or in the form of repayments of loans or advances to us. Some of our subsidiaries may have restrictions on their ability to pay dividends including covenants under their borrowing arrangements and mortgage indentures, and possibly also restrictions imposed by their regulators and by statute. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Common Stock Dividends” and Notes to Consolidated Financial Statements in our most recent Annual Report on Form 10-K for a discussion of factors affecting our payment of dividends including limitations imposed by statute.

Voting Rights

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders.

Preferred Stock

Our board of directors is authorized, to the fullest extent permitted by law, to establish out of our authorized capital stock up to 7,000,000 shares of preferred stock, which may be issued in one or more classes or series, having such dividend rights and times of payment, redemption prices, liquidation prices or preferences as to assets in voluntary liquidation, and other relative rights and preferences as our board of directors shall determine. As of February 16, 2015, no shares of preferred stock were outstanding. The terms of any preferred stock issued by the Company could have the effect of delaying or preventing a change in control without further action by our shareholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.

Change of Control

Our Bylaws and the Minnesota Business Corporation Act, as amended (the “Minnesota BCA”), contain provisions that could discourage, delay, prevent or make more difficult a change of control of our company including, but not limited to, those summarized below.

Bylaw Provisions. Under our Bylaws, our shareholders must provide us advance notice of the introduction by them of business at annual meetings of our shareholders. For a shareholder to properly bring a proposal before an annual meeting, the shareholder must comply with the shareholder proposal requirements under the federal proxy rules or deliver a written notice to our Corporate Secretary not less than ninety days before the first anniversary date of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than thirty days before or after such anniversary date, the notice must be so delivered or so mailed and received not less than ninety days before the annual meeting or, if later, within ten days after the first public announcement of the date of the annual meeting. Except to the extent otherwise required by law, the adjournment of an annual meeting of shareholders will not commence a new time period for the giving of a shareholder’s notice as required above. The required notice from a shareholder must contain a description of the business being introduced, the reasons for introducing such business, the name and address of each shareholder supporting the introduction and such other information as required under our Bylaws and federal proxy rules.

Minnesota BCA. Section 302A.671 of the Minnesota BCA applies to potential acquirers of 20% or more of our voting shares. Section 302A.671 provides in substance that shares acquired by such acquirer will not have any voting rights unless the voting rights are either:

•	approved by (i) a majority of the voting power of all of our shares entitled to vote including all shares held by the acquirer and (ii) a majority of the voting power of all of our shares entitled to vote excluding all interested shares; or

•	acquired in a transaction that (i) is pursuant to a tender offer or exchange offer for all of our voting shares, (ii) results in the acquirer becoming the owner of at least a majority of our outstanding voting shares, and (iii) has been approved by a committee of disinterested directors.

Section 302A.673 of the Minnesota BCA generally prohibits public Minnesota corporations, including us, from engaging in any business combination with a person or entity owning, directly or indirectly, 10% or more of our voting shares for a period of four years after the date of the transaction in which such person or entity became a 10% shareholder unless the business combination or the acquisition resulting in 10% ownership was approved by a committee of disinterested directors prior to the date such person or entity became a 10% shareholder.

Section 302A.675 of the Minnesota BCA provides in substance that a person or entity making a takeover offer (an “offeror”) for us is prohibited from acquiring any additional shares of our company within two years following the last purchase of shares pursuant to the offer with respect to that class unless (i) the acquisition is approved by a committee of disinterested directors before the purchase of any shares by the offeror pursuant to the offer or (ii) our shareholders are afforded, at the time of the acquisition, a reasonable opportunity to dispose of their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer.

Liquidation Rights

If we were to liquidate, subject to the terms of any outstanding series of preferred stock, the holders of our common stock are entitled to receive pro rata our assets legally available for distribution to stockholders.

Preemptive and Subscription Rights

No holder of our capital stock has the preemptive right to purchase or subscribe for any additional shares of our capital stock.

Concerning the Transfer Agent

Our common stock is listed on the New York Stock Exchange. Wells Fargo Shareowner Services is the Transfer Agent and Registrar for the common stock. An affiliate of the Transfer Agent and Registrar, Wells Fargo Bank, National Association, also acts as trustee for our senior debt securities and certain debt securities of our subsidiaries.

DESCRIPTION OF PREFERRED STOCK

Our board of directors is authorized, to the fullest extent permitted by law, to establish out of our authorized capital stock up to 7,000,000 shares of preferred stock, which may be issued in one or more classes or series, having such dividend rights and times of payment, redemption prices, liquidation prices or preferences, and the other rights and preferences as our board of directors shall determine at the time of issuance. As of February 16, 2015, no shares of preferred stock were outstanding.

The issuance of our preferred stock, while potentially providing us with flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or delay or deter a third party from attempting to acquire, a majority of our outstanding voting stock.

The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by resolution of the board of directors. To the extent appropriate, we will include in a prospectus supplement the terms relating to any series of preferred stock being offered thereby. These terms will include some or all of the following, as applicable:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which and the place or places where the dividends will be payable, whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	any date of maturity of the preferred stock;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the series.

The Minnesota BCA provides that the holders of preferred stock have the right to vote separately as a class on any proposal involving changes in the rights or preferences of holders of such preferred stock. This right is in addition to any voting rights that may be provided for in the applicable resolution creating such preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.

In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of our preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights). To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the depositary shares offered thereby. The terms of any offered depositary shares will be described in a supplement to this prospectus.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, preferred stock, depositary shares, or any combination thereof, with or without the payment of separate consideration therefor (including by means of a dividend or similar distribution to holders of our outstanding securities). We may issue warrants independently or together with any other securities offered by a prospectus supplement. Warrants may be attached to or separate from such securities and may or may not be transferable. Each series of warrants will be issued under a separate warrant agreement we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In connection with any warrants, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriters will agree to purchase any securities underlying such warrants that remain unpurchased upon the expiration of such warrants. To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the warrants offered thereby.

DESCRIPTION OF RIGHTS

We may issue subscription rights to purchase shares of our common stock or preferred stock. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other investors pursuant to which the underwriters or other investors may be required to purchase any securities remaining unsubscribed for after such offering. To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the rights offered thereby.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of debt securities, shares of our common stock or preferred stock, depositary shares, warrants, rights or other property or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of debt securities, shares of our common stock or preferred stock, depositary shares, warrants, rights or other property. The price of such debt securities, shares of our common stock or preferred stock, depositary shares, warrants, rights or other property may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of our other securities described in this prospectus or debt obligations of third parties, such as U.S. Treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a specified manner that we will file with the SEC in connection with a public offering relating to the purchase contracts. To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the purchase contracts offered thereby.

DESCRIPTION OF UNITS

We may issue units comprising one or more securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit may be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit may have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the units offered thereby.

BOOK-ENTRY SYSTEM

Unless otherwise specified in the applicable prospectus supplement, each series of securities offered by this prospectus will be issued as fully-registered global securities representing all or part of that series of securities. This means that we will not issue certificates for that series of securities to the holders. Instead, a global security representing that series of securities will be deposited with, or on behalf of, DTC or its successor, as the depository. The global securities will be registered at the request of DTC in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC.

DTC will keep an electronic record of its participants (for example, your broker) whose clients have purchased securities represented by a global security. Unless a global security is exchanged in whole or in part for a certificated security, a global security may not be transferred, except that DTC, its nominees and successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of interests will be made only through, records maintained by DTC and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

We will make payments of principal, interest, if any, and premium, if any, to DTC or its nominee. We, the applicable trustee and any paying agent will treat DTC or its nominee as the owner of the global security for all purposes, including any notices and voting. Accordingly, neither we nor any trustee nor any paying agent will have any direct responsibility or liability to pay amounts due on a global security to owners of beneficial interests in a global security.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, or “direct participants,” deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC.” DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant either directly or indirectly, an “indirect participant.” Direct participants and indirect participants are referred to collectively as “participants.” The DTC Rules applicable to its participants are on file with the SEC.

Purchases of global securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security, or “beneficial owner,” is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If a particular series of securities is redeemable at our option or at the option of the holder, redemption notices will be sent to DTC. If less than all of the securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed. Redemption proceeds and distributions on global securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. Upon DTC’s receipt of funds and corresponding detail information from us, any trustee or any paying agent, DTC’s practice is to credit direct participants’ accounts in accordance with the holdings information shown on DTC’s records on the payment date. Payments by participants to beneficial owners of securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” Payments will be the responsibility of such participant and not of DTC nor its nominee, any trustee, any paying agent or us, subject to any statutory or regulatory requirements. Payment of redemption proceeds and distributions to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is the responsibility of us, the applicable trustee or the applicable paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Neither DTC nor Cede & Co. or any other DTC nominee will consent or vote with respect to global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date as identified in a listing attached to the omnibus proxy.

Global securities will be exchangeable for corresponding certificated securities registered in the name of persons other than DTC or its nominee if (1) DTC (a) notifies us that it is unwilling or unable to continue as depository for any of the global securities or (b) at any time ceases to be a clearing agency registered under the Exchange Act, (2) an event of default occurs and is continuing with respect to the applicable series of securities or (3) we execute and deliver to the applicable trustee an order that the global securities will be so exchangeable.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents are not responsible for the accuracy of the information or for the performance by DTC of its obligations under the rules and procedures governing its operations or otherwise.

Any underwriters, dealers or agents of any securities may be direct participants of DTC.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL OPINIONS

Unless otherwise indicated in the applicable prospectus supplement, legal opinions relating to the validity of the securities being offered by this prospectus will be rendered by our counsel, Scott M. Wilensky, Minneapolis, Minnesota. Unless otherwise indicated in the applicable prospectus supplement, certain other legal matters will be passed upon for us by Jones Day, Chicago, Illinois. Unless otherwise indicated in the applicable supplement, certain legal matters will be passed upon for the underwriters, dealers or agents named in the prospectus supplement by Hunton & Williams LLP, New York, New York. Scott M. Wilensky is our Executive Vice President and General Counsel and is the beneficial owner of less than 1% of our common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from Xcel Energy Inc.’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$750,000,000

Xcel Energy Inc.

$400,000,000, 2.40% Senior Notes, Series due March 15, 2021

$350,000,000, 3.30% Senior Notes, Series due June 1, 2025

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays

BNP PARIBAS

Morgan Stanley

MUFG

Wells Fargo Securities